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                   EXHIBIT 21. Subsidiaries of Registrant (2)

                                                            Percentage of Voting
                                                            Securities of Sub-
                                                            sidiaries Owned by
                                         Place of           Registrant as of
Name (1)                              Incorporation         December 31, 2001

B-R Holdings, Inc.                       Virginia                   100%

Charles Burton Builder, Inc.             Maryland                   100%

Ft. Hill Manager, Inc.                   Virginia                   100%

Investment Company of
B & R, Inc.                              Delaware                   100%

Sudley Corporation                       Virginia                   100%

WMC Management Co., Inc.                District of
                                         Columbia                   100%

B & R Waterfront Properties,            District of
LLC                                      Columbia                    54%

Waterside Associates, LLC               District of                  54%
                                         Columbia

Washington Business Park                 Delaware                    80%
 (Twelve Limited Liability
  Companies)

Ft. Hill Office Associates, LLC          Virginia                    80%

(1) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.

(2) Included in the consolidated financial statements as significant subsidiaries.


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